Exhibit (a)(1)(I)

Offer to Purchase for Cash

by

BRIDGEPOINT EDUCATION, INC.

of

Up to 10,250,000 Shares of its Common Stock

at a Purchase Price of $19.50 Per Share

THE OPTION ELECTION FORM MUST BE RECEIVED

BY BRIDGEPOINT EDUCATION BEFORE

5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, DECEMBER 5, 2013,

UNLESS THE OFFER IS EXTENDED.

November 13, 2013

To Holders of Stock Options Granted Under Our Stock Incentive Plans:

Enclosed for your consideration are the Offer to Purchase, dated November 13, 2013 (the “Offer to Purchase”), the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), and an Option Election Form, in connection with the Offer by Bridgepoint Education, Inc., a Delaware corporation (the “Company”), to purchase for cash up to 10,250,000 shares of its common stock, par value $0.01 per share, at a purchase price of $19.50 per share (the “Purchase Price”), without interest and less any applicable withholding taxes, on the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

All shares properly tendered before the Expiration Time (as defined in the Offer to Purchase) and not properly withdrawn will be purchased by the Company at the purchase price of $19.50 per share, without interest and less any applicable withholding taxes, on the terms and subject to the conditions of the Offer, proration provisions, “odd lot” provisions and conditional tender provisions. The deadline for optionees to submit instructions regarding the conditional exercise of options and the tender of the underlying shares is 5:00 p.m., New York City time, on Thursday, December 5, 2013 (the “Option Election Deadline”). The Company reserves the right, in its sole discretion, to purchase more than 10,250,000 shares in the Offer, subject to applicable law. Shares not purchased because of proration provisions or conditional tenders will be returned to the tendering stockholders at the Company’s expense promptly after the expiration of the Offer. See Section 1 and Section 3 of the Offer to Purchase.

If the number of shares properly tendered is less than or equal to 10,250,000 shares (or such greater number of shares as the Company may elect to purchase pursuant to the Offer, subject to applicable law), the Company will, on the terms and subject to the conditions of the Offer, purchase all shares so tendered.

Optionees who hold vested options with an exercise price of less than $19.50 per share granted under the Company’s 2005 Stock Incentive Plan, as amended, and the Company’s 2009 Stock Incentive Plan, as amended (the “Stock Incentive Plans), may conditionally exercise such options and tender the resulting shares (“Option Shares”) to the Company in the Offer according to the instructions set forth in this Memo to Optionees and the enclosed Option Election Form.

You will need to read the entire Offer to Purchase carefully to understand the Offer fully and for a more complete description of the terms and conditions of the Offer.

The following describes in question and answer format the Offer and the procedures that you must follow to conditionally exercise your options and tender the resulting Option Shares. Failure to follow such instructions may make you ineligible to tender your Option Shares in the Offer.

When would options be considered vested for the purpose of this offer?

You will be able to make an election on options that will be vested on or before the Expiration Time. This means that you would be able to make an election on options that may not be vested at the time the Option Election Form is submitted but will be vested at the time the Offer to Purchase ends.

How may I participate in the Offer?

As a holder of vested options with an exercise price of less than $19.50 per share you are eligible to direct the Company to conditionally exercise your options and tender the Option Shares in the Offer. A “conditional” exercise means that if some or all of the Option Shares are not purchased in the Offer because of the proration process described above and in the Offer to Purchase (or for any other reason), the options will be returned to you as unexercised options.

If you prefer to exercise your vested options and tender the shares you receive in the Offer, you can do so, regardless of the exercise price. You may not exercise any unvested options. If you exercise vested options, you need to follow the same procedures applicable to all other Company stockholders described in Section 3 of the Offer to Purchase. If you decide to exercise your options in order to receive shares to tender in the Offer, you will need to exercise such options in sufficient time to obtain shares to tender before the Expiration Time for the Company’s Offer as described in the Offer to Purchase.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY IS MAKING ANY RECOMMENDATION WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ AND EVALUATE CAREFULLY THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR.

How do I know how many options I have and their exercise prices?

You may retrieve a list of your options and their exercise prices by logging on to www.etrade.com.

Must I actually exercise my options in order to participate in the Offer?

No. As a holder of unexercised vested options with an exercise price of less than $19.50 per share, the Company is allowing you to “conditionally” exercise all or part of your options and tender the Option Shares you would be entitled to receive upon such exercise. This “conditional” exercise allows you to exercise your options on the condition that the Option Shares are purchased by the Company in the Offer. Because the Company may not purchase all of the Option Shares you tender, the options relating to Option Shares that are not actually purchased by the Company will be deemed unexercised and will continue to have the same terms and conditions that they currently have.

Do I have to pay the exercise price with cash?

No. Participation in the Offer by conditionally exercising options will be effected by exercise of options without payment of the exercise price in cash. This is called a “cashless” exercise. If you conditionally exercise your options in the Offer, your options will be conditionally exercised at the Purchase Price on the Expiration Time. The Company will determine the number of shares needed to pay the exercise price of the option and any applicable tax withholding due upon exercise of the option based on the Purchase Price (the “Option Cost”). The Company will deduct the Option Cost from the total number of shares subject to the option being exercised and will tender the remaining net Option Shares for you (the “Net Option Shares”). Accordingly, you will receive $19.50 for each Net Option Share purchased and not for each share subject to the option exercised. The options conditionally exercised that are not accepted in the Offer will be deemed unexercised and will continue on the same terms and conditions.

If my options are not vested may I still tender shares underlying them?

No. Only vested options may be conditionally exercised, or exercised and resulting shares tendered in the Offer.

I am a former employee, may I still tender shares underlying my vested options?

If you are a former employee of Bridgepoint Education, Inc. or its subsidiaries, your vested options generally remain exercisable for three months following the effective date of your termination of employment; however, you should review your award agreement to confirm the date your options expire. Please keep the expiration date of your options in mind in making a decision whether to participate in the Offer. The Offer will not extend the expiration date or otherwise modify the terms of your options.

Will all option shares that I direct to be tendered be purchased in the Offer?

If more than 10,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the expiration of the Offer, we will purchase shares:

•	first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration of the Offer;

•	second, from all other stockholders who properly tender shares and do not properly withdraw them before the expiration of the Offer, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•	third, only if necessary to permit us to purchase up to 10,250,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. Option Shares can receive “odd lot” priority, as described in Section 1 of the Offer to Purchase. If you believe you may be eligible for “odd lot” priority, based on the number of in the money value of options you hold, you will need to complete and submit the section captioned “Odd Lots” in the Letter of Transmittal and include it with your Option Election Form.

Can I designate which options to exercise first?

If you hold more than one option grant, you may designate on the Option Election Form the order in which you want your options conditionally exercised and the resulting Option Shares purchased. If you do not designate the order in which you wish to exercise your options, options will be exercised and the resulting Option Shares tendered in the order of exercise price, starting with options with the lowest exercise price.

If I conditionally exercise my options, what will happen to my options if the Option Shares are not purchased?

The options conditionally exercised that are not accepted in the Offer will be deemed unexercised and will continue on the same terms and conditions that they currently have.

What are the U.S. federal tax consequences if I exercise a vested stock option in order to tender shares?

Because your option is classified as a nonstatutory stock option (“NSO”), if you exercise it and then sell the shares you purchased in the Offer, the difference between (a) the fair market value of those shares at the time of exercise and (b) the exercise price of those shares (this difference is often called the “spread” at exercise), generally will be treated as ordinary income to you. The sale of shares by you under the Offer may be treated as a sale or exchange of such shares for U.S. federal income tax purposes.

The exercise of a NSO granted to employees generally is subject to tax withholding and reporting. The portion that is ordinary income to you will be subject to all the normal withholding on compensation, including federal, state (and depending on your location, local) income taxes as well as applicable employment tax withholdings. The tax withholding rate will differ for employees based on their individual tax situations. At the same time you pay the exercise price of the options you are exercising in connection with the Offer, you must pay for all applicable tax withholdings on the NSOs you exercise. We will report any ordinary income you recognize and taxes withheld on your Form W-2 and other applicable tax filings for 2013. If you were granted a NSO and it vested in your capacity as a non-employee service provider, then we will report any ordinary income you recognize on your Form 1099, but we will not withhold any taxes.

The federal U.S. tax summaries above do not address other tax rules; for instance, they do not address the state, local, employment or non-U.S. tax implications of the exercise of your stock options in connection with the Offer, nor do the summaries above discuss the application of Section 409A of the Internal Revenue Code to your stock options. In addition, if you are subject to tax in both the U.S. and another country, different or additional tax rules also may apply. Accordingly, we strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor if you are considering exercise of your vested stock options in order to participate in the Offer.

What do I need to do to conditionally tender my option shares?

To conditionally exercise your options and tender Option Shares in the Offer you must complete the enclosed Option Election Form and return it to the address indicated on the form.

THE OPTION ELECTION FORM MUST BE RECEIVED BEFORE 5:00 PM, NEW YORK CITY TIME, ON DECEMBER 5, 2013, UNLESS THE OFFER IS EXTENDED, IN WHICH CASE THE DEADLINE FOR RECEIPT OF YOUR INSTRUCTION FORM WILL BE 5:00 PM, NEW YORK CITY TIME, ON THE FOURTH BUSINESS DAY PRIOR TO THE EXPIRATION OF THE OFFER, AS EXTENDED.

If you are eligible for “odd lot” priority you must also complete the section captioned “Odd Lot” on the Letter of Transmittal and include it with your Option Election Form.

The Option Election Form, the Letter of Transmittal, and any other required documents should be sent or delivered by each optionee of the Company to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Mail:	By Hand or Overnight Courier
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

Delivery of the Option Election Form and the Letter of Transmittal to an address other than as set forth above, transmission of instructions via a facsimile number other than as set forth above, or delivery to your human resources department will not constitute a valid delivery to the Depositary.

Can I exercise my options and tender shares not on a conditional basis?

Yes. Optionees may also exercise vested but unexercised options (regardless of date vested or exercise price) in accordance with the terms of the applicable Stock Incentive Plans and tender the shares received upon exercise in accordance with the instructions and procedures described in Section 3 of the Offer to Purchase with respect to shares in general.

What happens if I exercise my options and the shares I tender are not accepted?

If you exercise your vested options (not a conditional exercise) and tender the resulting shares, but they are not accepted in the Offer, you can either continue to hold the shares or sell them in the open market.

After I conditionally exercise my option shares and before any are purchased, can I exercise my options?

No. Once you deliver an Option Election Form to conditionally exercise your options and tender Option Shares, even though all Option Shares may not be accepted in the tender, your Options account will be frozen until you either withdraw your tender instruction or the Offer is completed.

Can I change my mind and withdraw my conditional exercise and tender of option shares?

To withdraw your conditional exercise, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the options. Your notice of withdrawal must specify your name, the number of options to be withdrawn with the corresponding option grant number. The notice of withdrawal must be received by the Option Election Deadline. The withdrawal procedures are described in greater detail in the Option Election Form. You must follow these instructions carefully.

You are entitled to re-tender Option Shares after withdrawal provided that all resubmitted materials are completed properly and delivered by the Option Election Deadline in accordance with the instructions applicable to the original submission.

What do I do if I have any questions about the tender offer?

Questions and requests for assistance may be directed to the Information Agent at the address set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. For further information see the Offer to Purchase.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com